Exhibit 10.4

MANAGEMENT AGREEMENT

This Management Agreement (this "Agreement") is dated March 15, 2016, by and between BR Henderson Beach, LLC, a Delaware limited liability company ("Owner"), and GREP Southeast, LLC, a Delaware limited liability company ("Manager").

WHEREAS, Owner is the owner of a 340-unit multifamily residential project known as The Preserve at Henderson Beach (fka Alexan Henderson Beach) (the "Project" or the “Property”), located in Destin, Florida; and

WHEREAS, Owner desires to appoint and engage Manager in the management and operation of the Project, and Manager is willing to accept such appointment and engagement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Manager agree as follows:

Article 1
DEFINITIONS

In addition to terms defined in other provisions of this Agreement, the following terms shall have the following meanings when used in this Agreement:

1.1           Budget. A composite of (a) an “Operations Budget” which shall be an estimate of receipts and expenditures for the operation of the Project during a Fiscal Year, including a schedule of expected apartment rentals (excluding security deposits) for the Fiscal Year, and (b) a “Capital Budget” which shall be an estimate of capital replacements, substitutions and additions for the Project (other than routine repairs and maintenance) for the Fiscal Year.

1.2           Commencement Date. The Commencement Date shall be the date hereof.

1.3           Depository Account. Account opened and maintained by Manager in Owner’s name with an FDIC-insured bank designated by Manager and approved by Owner into which deposits and from which disbursements are to be made pursuant to this Agreement.

1.4           Effective Date. The Effective Date of this Agreement shall be the date hereof.

1.5           Final Accounting. The Final Accounting shall include the following: (a) final financial statements, (b) written summary of all outstanding accounts payable and copies of all outstanding invoices, (c) final bank statements following the close of the Depository Account(s), and (d) 1099 information upon request.

1.6           Fiscal Year. The period beginning January 1 and ending December 31, which is the fiscal year established by Owner for the Project.

1.7           Gross Rental Revenue.  The entire amount of all revenue, as determined utilizing the method of accounting specified in Section 5.1 of this Agreement (i.e., cash versus accrual basis), from (a) tenant rentals and other sums pursuant to tenant leases (excluding security deposits, except as provided below) and other amounts for rental of the Project, including garage income, parking fees and similar amounts, (b) income from the operation of the Project, including but not limited to utility reimbursements, cable television, telephone, internet access, security monitoring, laundry and vending machines, (c) proceeds from business interruption insurance, (d) any sums and charges in connection with termination of the tenant leases or settlement of rent claims, net of litigation or collection costs, and (e) application fees, cleaning fees, pet fees, administrative fees,  and other similar miscellaneous income.  Gross Rental Revenue does not include the proceeds of (i) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Project, (ii) any loans to Owner, whether or not secured by all or any part of the Project, (iii) any capital contributions to Owner, (iv) any insurance (other than business interruption insurance) maintained with regard to the Project, (v) security deposits (until applied to obligations that constitute Gross Rental Revenue), (vi) interest income, (vii) any awards from suits not related to the collection of Rent, (viii) rents paid more than thirty (30) days in advance of the due date until the month in which such payments are to apply as rental income and the proceeds from any buy-out of all or a portion of the remaining term of a lease, or from any damage claims against a tenant for lost rent, shall be amortized over the remaining term of the lease and including in gross revenue in equal monthly installments until the earlier of (A) occupancy of the subject tenant’s space under a new lease; or (B) expiration of the term of the subject lease, (ix) monies collected for capital items which are paid for by tenants, (x) sales tax on rents, (xi) refunds, (xii) lump sum upfront payments paid by ancillary income providers (e.g. laundry, cable, antenna), or (xiii) revenue generated from contracts negotiated by Owner and managed by Owner or a third party.

1.8           Loan Documents. The documents evidencing and security any loan for which the Project is pledged as security, including the documents evidencing and security that certain loan secured by a deed of trust on the Project in effect on the Commencement Date, or as may be modified from time to time.

1.9           Project Employees. Those persons employed by Manager on-site as a management staff (e.g., senior manager, manager, assistant managers, leasing consultants and maintenance employees), including any employees who work at the Project on a part-time or temporary basis and any employees from other sites who may work at the Project to cover time-off or other special needs at the Project, to the extent of the time they spend at the Project.

1.10         Property Close Date. The twentieth (20th) day of the month for each reporting month during the Fiscal Year.

1.11         Required Property Services Addendum. The schedule attached hereto as Exhibit “A” which details the services and fees for all required services provided by Manager in accordance with the terms of this Agreement.

1.12         Security Deposit Account. Account opened and maintained by Manager in Owner’s name with an FDIC-insured bank designated by Manager and approved by Owner in which tenant security deposits are to be held pursuant to this Agreement.

1.13         Start Up Costs. Those costs which Manager incurs after the Effective Date of this Agreement in connection with beginning operations at the Project, which costs are approved in writing by Owner and may include (but are not limited to) hiring and training Project Employees, purchasing software and hardware, and other office equipment costs and expenses specific to the Project.

1.14         Term. The term of this Agreement shall begin on the Effective Date and shall, subject to the other provisions in this Agreement, expire one year after the Effective Date. The Term shall automatically be extended for successive one-year periods unless either party terminates this Agreement in accordance with the terms and conditions of this Agreement.

1.15         Termination Fee. An amount equal to one (1) month’s Base Management Fee based on the average Base Management Fee over the three (3) months preceding the month in which the Term is terminated. When applicable, the Termination Fee shall be paid to Manager in addition to all other fees and amounts due to Manager pursuant to this Agreement. The parties agree that the Termination Fee is designed to reasonably compensate Manager for its costs incurred in taking on the management of the Project for a short term and Manager’s investment in time, resources and employees in that endeavor, all of which costs would be extremely difficult, if not impossible, to specifically calculate with any degree of accuracy.

1.16         Minimum Funding Requirement. A cash reserve in the amount of $150 per unit at the Project, such amount to be readily available to Manager during the Term in connection with the operation of the Project (including the payment of payroll) in accordance with the terms of this Agreement.

Article 2
DUTIES AND RIGHTS OF MANAGER

2.1           Appointment of Manager. Owner hereby appoints Manager as the designated property manager of the Project, and Manager agrees, for and in consideration of the compensation provided in this Agreement, that during the Term of this Agreement Manager will supervise and direct the management and operation of the Project. Manager shall have no liability whatsoever with respect to acts or omissions of Owner, previous owners of the Project, any previous property manager or any other agent of Owner. Manager’s services are provided to Owner on a non-exclusive basis with respect to other multifamily residential projects and Manager shall serve Owner in the management, operation, maintenance and repair of the Project, conforming to the professional standards of multi-family apartment complexes of similar size, age and construction in the surrounding area. Everything performed by Manager under this Agreement shall be done as Owner’s agent, and Manager shall have the right to execute and deliver documents on behalf of Owner and to otherwise bind Owner as provided in this Agreement. Manager shall act in a fiduciary capacity with respect to the proper protection and accounting for Owner’s assets associated with the Property, and shall use commercially reasonable efforts to operate the Property in a manner consistent with the requirements imposed by Owner’s lender of which Manager has received actual notice. Manager may install one or more signs on or about the Project stating that the Project is under management of Manager, and Manager may use in a commercially reasonable manner, subject to Owner’s approval, Manager's name and logo in any display advertising that may be done on behalf of the Project. Owner shall provide adequate office space at the Project, at no cost to Manager, for Manager’s exclusive use in carrying out its duties pursuant to the terms of this Agreement.

2.2          Rental Activities. Manager shall render the following services and perform the following duties for Owner:

(a)          Use commercially reasonable efforts to collect all monthly rentals due from tenants and rental payments due from users or lessees of other non-dwelling facilities in the Project, if any, in Owner’s name and at Owner's expense institute legal action to evict tenants delinquent in payment of monthly rental or other charges as more particularly described in Section 2.9 below; provided, however, that in no event shall Manager be liable to Owner for any uncollected rents;

(b)          Use commercially reasonable efforts to advertise at Owner's expense the availability of Project units for rental and, subject to limitations imposed by local laws or restrictive covenants applicable to the Project, display "for rent" or other similar signs upon the Project; and

(c)          Use commercially reasonable efforts to do the following:

(i)          Lease apartment units in accordance with certain leasing guidelines which may be outlined in the Budget or otherwise determined by Owner and communicated to Manager in writing. Said guidelines shall include the following parameters: Without the prior written consent of Owner, Manager shall not lease space in the Project for (a) a term of less than 6 months or longer than 2 years; (b) for any non-residential purpose; or (c) for any activity that would violate any requirement imposed by Owner or Owner’s lender, as long as the Owner’s lender’s requirements have been communicated to Manager.

(ii)         Secure tenants for the Project based on tenant selection criteria recommended by Manager and approved by Owner, and negotiate leases with such tenants in accordance with the leasing guidelines. Manager shall prepare all prospective leases on a standard form of lease approved by Owner. Owner specifically authorizes Manager to execute leases in Owner's name and on Owner's behalf, consistent with the standards established by Owner, and any lease so executed will be binding on Owner to the same extent as if executed by Owner. Manager recommends Owner use the then current National Apartment Association lease form; however, in no event shall Manager be responsible for ensuring that the terms of the form lease agreement(s) approved by Owner for the Project or the application or enforcement of those lease agreements in accordance with their terms (including but not limited to actions taken by Manager under Section 2.9 below consistent with the terms of the lease agreements) complies with all applicable laws. Absent a finding of gross negligence or willful misconduct by Manager or the Project Employees, Owner shall be responsible for any and all liabilities, claims, causes of action, losses, demands, judgments, settlements and costs and expenses (including reasonable attorneys' fees and court costs) relating to the lease agreements or other housing statutes, whether such actions are brought against Owner or Manager.

(iii)        Supervise all dealings with tenants of the Project on behalf of Owner and receive and consider service requests; receive and attempt to resolve any complaints, disputes or disagreements among tenants; monitor the activities of tenants to ensure their compliance with terms and conditions of their respective leases and notify the respective tenants and Owner of any non-compliance with such leases; and supervise the moving in and out of all tenants of the Project.

2.3         Budget.

(a)          Manager shall submit a proposed Budget for a Fiscal Year to Owner for Owner's review no later than September 15th prior to the beginning of such Fiscal Year; provided that the proposed Budget for the first Fiscal Year shall cover the portion of such Fiscal Year beginning on the Commencement Date and shall be delivered not later than the first day of such period. In the event Owner disapproves a proposed Budget, in whole or in part, Owner and Manager shall jointly prepare the Budget as soon as may be reasonably practicable. Until a complete new Budget is approved, Manager shall operate on the Budget for the prior Fiscal Year adjusted to reflect changes in the Consumer Price Index - All Urban Consumers for the area in which the Project is located. It is hereby expressly acknowledged by the parties that the Budgets are intended as projections only, and Manager shall have no responsibility for any shortfall or other loss because the Project operations do not achieve the results projected in any Budget.

(b)          The Budget shall constitute a major control under which Manager shall operate the Project, and there shall be no substantial variances therefrom except as permitted by other provisions of this Agreement or approved by Owner in writing. Consequently, except as permitted by other provisions of this Agreement, no expenses may be incurred or commitments made by Manager in connection with the maintenance and operation of the Project which exceed the amounts allocated to the corresponding summary accounts in the Budget for the period in question by more than ten percent (10%) or $2,000, whichever is less, without the prior consent of Owner; provided that the foregoing limitation shall not apply to the Base Management Fee (which will be determined as provided in this Agreement), or to expenses for taxes, insurance, utilities or other non-controllable expenses, or to expenditures required due to emergencies that threaten life, injury or property or could result in civil or criminal liability for Owner and/or Manager; and provided that Manager may pay expenses in excess of Budget allowances if the expenses represent reallocation among periods of amounts otherwise allowed by this provision. Owner’s agreement to pay any fee or cost as evidenced by the inclusion of any item in an approved Budget shall have the same binding effect as if such agreement to pay was expressly set forth in this Agreement.

(c)          In the event there shall be a variance in any summary accounts between the results of operations for any month and the estimated results of operations for such month (as set forth in the corresponding summary account contained in the Budget) in excess of ten percent (10%) or $2,000, whichever is less, Manager shall furnish to Owner, within twenty (20) days after the last day of such month, a written explanation as to why the variance occurred. If substantial variances have occurred or are anticipated by Manager during the remainder of any Fiscal Year, Manager shall prepare and submit to Owner, for review and approval by Owner, a revised forecast covering the remainder of the Fiscal Year with an explanation for the revision.

2.4          Manager and Other Employees.

(a)          Manager shall hire, train, instruct, pay, promote, supervise and discharge the work of the Project Employees in accordance with Manager’s policies and procedures. Prior to hiring any individual, Manager shall conduct, at Owner’s expense, a background check on such individual, including credit, criminal history and drug screening. The Project Employees shall be employees of Manager or an affiliate of Manager and not of Owner. Manager shall be solely responsible for legal compliance concerning the foregoing activities, and except in circumstances where Manager acts or fails to act at Owner’s express direction, Manager shall indemnify and hold harmless Owner (and defend Owner with counsel reasonably satisfactory to Owner), against any and all liabilities, claims, causes of action, losses, demands, judgments, settlements and costs and expenses (including reasonable attorneys' fees and court costs) arising out of or in connection with violations of employment-related laws by Manager with respect to any Project Employee. Certain obligations of Owner with respect to Project Employees are more fully described in Exhibit “A”.

(b)          Since a Project Employee may need to reside at the Project and be available full-time in order to properly perform the duties of his/her employment, it is further understood and agreed that each Project Employee (including his/her spouse and dependents), in addition to his/her salary and fringe benefits, may receive the normal maintenance customarily provided employees of an apartment project, including apartment rental at an agreed upon discount and use of all Project facilities. Project Employees may occupy apartment units on a month-to-month basis with an executed tenant lease, regardless of whether they are allowed a rental discount, provided that any such discount shall be included in the Budget or otherwise approved by Owner.

(c)          Manager shall prepare (or cause to be prepared) and submit all forms, reports and returns required by all federal, state or local laws in connection with unemployment insurance, workers’ compensation insurance, disability benefits, social security and other similar taxes now in effect or hereafter imposed with respect to Project Employees.

(d)          Owner shall reimburse Manager, in advance of each regularly scheduled pay date, the total actual aggregate compensation, including salary and fringe benefits, payable with respect to Project Employees for such two week payroll period. The term "fringe benefits", as used herein, shall include, but not be limited to, the employer's contribution of F.I.C.A. and 401(k) contributions, unemployment compensation and other employment taxes, workers’ compensation, group life, accident and health/vision/dental insurance premiums, allowance for vacation and sick time, disability and other similar benefits, applicable severance payments, any vacation pay-out which may be due at the end of employment, costs for training Manager's on-site employees as described on Exhibit “A”, and reasonable costs incurred by Manager to provide suitable corporate apparel for its on-site employees. Any performance bonuses paid to any Project Employee in excess of budgeted amounts must be prior approved by Owner. The payroll expenses charged to Owner will include accrued vacation hours earned by each Project Employee during each payroll period; however, Owner shall not be financially responsible for vacation accrued prior to a Project Employee’s employment at the Project. Owner shall not directly compensate any Project Employee without the prior consent of Manager. Owner shall also pay to Manager a payroll processing fee as described in Exhibit “A”.

2.5           Contracts and Supplies. Manager shall, in the name of and on behalf of Owner and at Owner's expense, consummate arrangements with third party concessionaires, licensees and suppliers for services and supplies for the Project, including telephone, cleaning, furnace and air-conditioning maintenance, pest control, landscaping and other similar items that are customarily provided in accordance with standards comparable to those prevailing in other comparable apartment projects in the geographic area in which the Project is located. Manager shall have the right to establish and verify certain compliance criteria for any third party concessionaires, licensees and suppliers, including but not limited to licensing, credit, insurance, criminal history, and inclusion on any government watch-lists. Owner shall indemnify and hold Manager harmless from any and all damages that arise from the use of any vendor or supplier at the Project (except to the extent caused by Manager’s gross negligence or willful misconduct). Manager shall, where necessary, execute contracts for such services and supplies, which contracts shall be in Owner's name, and Owner hereby authorizes Manager to enter into such contracts in the name of and on behalf of Owner, and to bind Owner to such contracts. Unless provided for in the Budget and agreed to by Owner, Manager shall not execute any such contract on behalf of Owner without Owner's approval unless the contract may be terminated without cause and without penalty on notice of thirty (30) days or less. Owner recognizes that the Project may be operated in conjunction with other projects in an effort to provide for more efficient and less expensive methods of operation, and Owner agrees that costs for such shared activities may be allocated or shared between the Project and such other projects on a per unit basis. Manager shall provide email accounts for the Project at Owner’s expense as described in Exhibit “A”.

2.6         Alterations, Repairs and Maintenance.

(a)          Manager shall use commercially reasonable efforts, at Owner's expense, to maintain the Project in good repair and condition. Manager shall, in Owner's name and at Owner's expense, hire and discharge independent contractors for the repair and maintenance of the Project to the extent involvement of outside parties is necessary for completion of such work. Expenditures for maintenance and repair are subject to the Budget-related limitations of this Agreement, except in the case of emergency repairs necessary to prevent injury to residents or others on or about the Project or damage to the Project or property of others located on or about the Project, in which case expenditures may be made by Manager, at Owner’s expense, without prior approval up to amounts not to exceed $10,000.00 in the aggregate, but thereafter, only with Owner's prior written consent, but Owner shall in any case be notified as soon as practicable.

(b)          Manager shall implement capital replacements, substitutions and additions for the Project that are provided for in the Capital Budget. Owner shall be responsible for all costs of such capital replacements, substitutions and additions for the Project and Owner shall pay all such costs directly and reimburse Manager for any such costs incurred by Manager; provided, however, Manager shall not exceed the amount allowed by the Capital Budget for such capital replacement, substitution and addition without obtaining Owner's prior written consent. Subject to the terms of the immediately preceding sentence, if Owner fails to reimburse Manager for all costs incurred by Manager in connection with such capital replacements, substitutions and additions for the Project, then Manager will be excused from performance of its responsibilities under this Section 2.6(b); provided, however, that to the extent such costs are payable through the submission of a draw request, Manager shall perform on behalf of Owner, as provided in Section 5.2(e). Owner may elect to utilize the services offered by Greystar’s regional maintenance for an additional fee agreed to by Owner and Manager.

2.7           Licenses and Permits. Manager shall, in a timely manner, apply for, obtain and maintain all licenses and permits (including deposits and bonds) required for Manager in connection with the management and operation of the Project. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits. Owner will be responsible for all licenses and permits required for the Project. Manager agrees (a) to cooperate with Owner in gathering data for processing applications for permits and licenses that Owner pursues for the Project and (b) to advise Owner of all operating licenses and permits required to be maintained by Owner and of all renewal requirements with respect to any such licenses and permits provided that Manager is aware of the need for such licenses or permits.

2.8           Compliance with Laws. Manager shall comply with all laws applicable to it in the performance of its duties hereunder, including laws prohibiting discrimination in housing, employment laws (including those related to unfair labor practices), laws regarding depositing tenant security deposits and laws regarding the storage, release and disposal of hazardous materials and toxic substances by Project Employees, including without limitation, asbestos, petroleum and petroleum products. Manager shall not be responsible for compliance with laws relating to the condition of the Property, including building, zoning, subdivision, fire and other codes or laws, and laws regulating hazardous materials or toxic substances (except for materials knowingly released by Project Employees), but Manager shall notify Owner of any violation of any such laws of which Manager becomes actually aware. Owner shall comply with all applicable laws with respect to the condition of the Property and the operation of the Project. Manager and Owner each shall notify the other of any notice of violation of law with respect to the Project that it receives from any governmental authority or any notice of violation or required corrective action that it receives from any board of fire underwriters or similar agency.

2.9           Legal Proceedings. Manager shall institute, in the name and at the expense of Owner, legal actions which Manager deems appropriate to collect charges, rent or other income from the Project, or to dispossess tenants or other persons in possession who default, or to cancel or terminate any lease, license or concession agreement for the breach thereof. Manager is authorized to institute and defend on behalf of Owner and/or Manager all legal actions related to Manager’s authority and performance under this Agreement. Reasonable attorneys' fees and costs for such legal actions shall be at Owner’s expense. It is expressly acknowledged by Owner that Manager shall not be responsible for providing legal advice, tax advice or other counsel to Owner or Project Employees with respect to any Project related matters, and any recommendations or advice given by Manager shall not be relied upon as legal advice. Notwithstanding anything to the contrary in this Agreement, in no event shall Manager be liable for any action (or inaction) by Manager taken in reliance on advice from legal counsel to the Owner and/or the Project. Further notwithstanding anything contained in this Agreement to the contrary, in no event shall Manager institute or defend any legal proceedings where the amount in dispute exceeds $5,000.00 without Owner’s prior written consent.

2.10         Security Services. Owner acknowledges that Manager has not undertaken to provide, and is not responsible for providing, security services to the Project. Should Owner choose to do so, Owner (or Manager, as Owner’s agent on Owner’s behalf) may separately contract with a company providing alarm monitoring, patrol or similar services. Manager’s sole responsibility with respect to any security services shall be reasonable cooperation with the company providing such services and to use commercially reasonable efforts to enforce the terms of any separate security contract. Owner hereby agrees to indemnify, defend and hold Manager harmless with respect to any loss, claim or cause of action (including reasonable attorneys’ fees and court costs) asserted against Manager due to acts or omissions of any such security company or as to any claimed inadequacy of any security services provided.

2.11         Project Defects. Notwithstanding anything to the contrary in this Agreement, Manager is not responsible for parts of the Project during its construction or rehabilitation, and Manager's responsibility for a residential unit will not begin until Manager, Owner and Owner's contractor agree that such unit is complete (subject to minor punch list items) and ready for occupancy. In no event shall Manager be responsible for uncovering violations of building, zoning, subdivision, fire or other codes or other laws and regulations (including laws relating to accessibility) or for defects or other shortcomings in the Project or its construction. Manager hereby expressly disclaims any expertise with respect to compliance with accessibility laws, environmental and other similar laws and regulations which may govern the Project and the Property. Manager's responsibility as to such matters will be limited to advising Owner of problems that come to the attention of Manager and implementing, at Owner's cost, remedial steps directed by Owner on terms consistent with this Agreement.

2.12         Debts of Owner. In the performance of its duties as Manager, Manager shall act on behalf of Owner solely in Manager’s capacity as Owner’s agent as specifically set forth in this Agreement. All debts and liabilities to third parties incurred by Manager pursuant to this Agreement and in the course of its operation and management of the Project shall be the debts and liabilities of Owner, and Manager shall not be liable for (and is hereby indemnified with respect to) any such debts or liabilities except to the extent caused by the gross negligence or willful misconduct of Manager or the Project Employees. Manager shall have no responsibility to make payments with Manager’s funds on any indebtedness incurred by Owner whether or not secured by the Project or any portion thereof.

2.13         Scope of Owner Liability. In no event shall Owner have any liability for expenses willfully incurred by Manager to the extent incurred beyond an express authorization in this Agreement, where the consent of the Owner was required pursuant to the terms and conditions of this Agreement, and the Manager failed to obtain said consent.

Article 3
MANAGEMENT FEES; PAYMENTS TO MANAGER

3.1           Management Fee. Owner shall pay to Manager, as compensation for its services, the Base Management Fee based upon the Gross Rental Revenue realized for the Project. The Base Management Fee is defined as a sum equal to 2.5% (two and one half percent) of the Gross Rental Revenue of the Project per month. The Base Management Fee for any partial month will be prorated based on the number of days during the month that are within the Term. Owner shall pay Manager the Base Management Fee for each month no later than the 10th day of the following month; provided that Manager has completed a reconciliation of the actual Gross Rental Revenue for the applicable month. Upon notice, Owner shall be responsible for the timely remittance of any tax (other than any income tax charged to Manager) which may be due and owing by Owner with respect to (a) fees or sums paid to Manager in accordance with the terms of this Agreement, and (b) the operation of the Project in the applicable jurisdiction.

3.2           Place of Payment. All sums payable by Owner to Manager hereunder shall be payable by automated clearing house (ACH) to Manager at 1201 Elm Street, Suite 1600, Dallas, Texas 75270, unless Manager shall, from time to time, specify a different address or method in writing.

3.3           Reimbursement of Expenses. Owner shall be liable for the costs and expenses of maintaining and operating the Project, and except as otherwise specifically provided in this Agreement, Owner shall pay, or shall reimburse Manager for, all costs and expenses incurred by Manager in connection with the maintenance or operation of the Project in accordance with the Budgets or the performance by Manager of its duties under this Agreement. Within twenty (20) days of the Effective Date, Owner shall pay to Manager the full amount of any Start Up Costs for which Manager may be out of pocket and which have Owner’s prior written approval. Owner shall be liable for any fees incurred on behalf of the Project pursuant to Exhibit “A”. Purchases of, or contracts for, materials or services may be made in bulk by Manager in connection with its operation of apartment projects generally, and Owner agrees that the pro rata portion of the net costs of such materials or service used in connection with, or for the benefit of, the Project shall be allowed as a reimbursable cost hereunder, subject to Owner’s prior approval of the allocation methodology of Manager. Owner shall not be obligated to reimburse Manager for expenses for office equipment or office supplies of Manager (unless incurred for the Project), for any overhead expenses of Manager incurred with respect to its general offices, for costs relating to accounting services performed hereunder, or for any salaries of off-site supervisory employees of Manager (other than extraordinary services requested by Owner). Manager shall provide, at Owner’s expense, and utilize property management software for the Project as agreed by the parties. Manager shall not be obligated to make any advance to or for the account of Owner or to pay any sums except out of funds in the Depository Account, and Owner shall be liable for all expenses of maintaining and operating the Project to the extent that such expenses exceed receipts from the Project available in the Depository Account. Manager will be excused from performance of its responsibilities under this Agreement to the extent that funds are not available in the Depository Account to pay related expenses (other than expenses for which Manager is not entitled to reimbursement under the terms of this Agreement) and Owner does not provide funds within five (5) business days after request of Manager.

3.4           Payment Obligations Survive Termination. Upon any termination of this Agreement, regardless of the cause, Owner shall continue to be obligated to pay Manager all amounts due with respect to the period prior to such termination (including all expenses that are reimbursable in accordance with the terms of this Agreement, the Base Management Fee for the period ending on the date of termination, and any applicable Termination Fee).

Article 4
PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

4.1           Bank Deposits. Owner hereby expressly authorizes Manager to open and operate the Depository Account, and Owner shall promptly deliver to Manager any documentation reasonably requested by the depository institution which is necessary to establish the Depository Account. All monies received by Manager for, or on behalf of, Owner shall be deposited by Manager in the Depository Account. All monies of Owner held by Manager pursuant to the terms of this Agreement shall be held by Manager in trust for the benefit of Owner to be disbursed as provided in this Agreement and/or a Budget. Such funds shall not be commingled with the funds of any other person, or entity, including Manager, its employees or affiliates.

4.2           Security Deposit Account. Owner hereby expressly authorizes Manager to open and operate the Security Deposit Account, and Owner shall promptly deliver to Manager any documentation reasonably requested by the depository institution which is necessary to establish the Security Deposit Account. Manager shall comply with all applicable laws with respect to security deposits received from tenants in respect of the Project. All security deposit funds held by Manager shall at all times be the property of Owner, subject to all applicable laws with respect thereto.

4.3           Disbursement of Funds. Manager shall disburse funds in the Depository Account on behalf of Owner for payment of Project expenses incurred by Manager in the performance of its duties hereunder and other Project expenses identified to Manager by Owner. Owner specifically authorizes Manager to expend funds in the Depository Account as contemplated by other provisions of this Agreement, including Article 3. Manager is expressly authorized to pay or to reimburse Manager for all fees (including the Base Management Fee) and expenses and for all other sums due Manager under this Agreement from funds in the Depository Account. Should funds in the Depository Account be insufficient to satisfy the debts and obligations of the Project, such debts and obligations shall be paid in the following order: Project payroll, including all payroll related taxes and expenses; Base Management Fee and other management expenses and reimbursements permitted hereunder; underlying mortgage obligations; and other required payments; provided, however, that in the event the Loan Documents conflict with the terms of this Section 4.3, then the terms of the Loan Documents shall prevail so long as Manager has received actual notice of such provisions.

4.4           Minimum Funding Requirement. Concurrently with its execution and delivery hereof, Owner shall deposit the Minimum Funding Requirement into the Depository Account. Owner also shall deposit in the Depository Account funds sufficient to pay the expenses of the Project to the extent that such expenses are reasonably expected to exceed funds derived from the operation of the Project. Owner shall replenish any depletion in the Minimum Funding Requirement within five (5) business days after receiving a request from Manager. In the event Owner does not replenish any such depletion within five (5) business days, Manager may replenish any such depletion in the Minimum Funding Requirement on behalf of Owner with funds from the operation of the Project (in addition to any other remedies Manager may have pursuant to this Agreement).

4.5           Disbursements to Owner. Any funds in the Depository Account in excess of the Minimum Funding Requirement may be transferred to Owner from time to time pursuant to delivery instructions and a payment schedule approved by Owner.

4.6         General Provisions.

(a)          Persons designated by Owner from time to time, including one of whom shall be an employee of Manager, shall be authorized signatories on all bank accounts established by Manager hereunder and shall have authority to make disbursements from such accounts, and to the extent necessary, Owner shall make arrangements with the related depository institution to authorize such action by those persons. All persons designated by Manager as authorized signatories or who otherwise handle funds for the Project shall be covered by commercial crime insurance maintained by Manager with coverage in the minimum amount of $1,000,000.00 employee dishonesty, $1,000,000 forgery or alteration, $1,000,000 computer fraud, $1,000,000 wire funds transfer fraud, $1,000,000 money and securities on and off premises. Coverage shall include: (i) third party coverage, (ii) no limitation or exclusion related to acts of collusion, (iii) theft of Owner’s property by Manager’s owners, directors and officers, and (iv) the definition of employee shall include leased employees if the Manager utilizes the services of an employee leasing firm.

(b)          Any expense relating to the insurance identified in Section 4.6(a) shall be borne by Manager.

(c)          Except in the event and to the extent of any theft, fraud, gross negligence or willful misconduct by Manager or its employees, Manager shall have no liability to Owner or any third party for loss of funds (including in instances of theft or fraud by third parties), even if the amount of funds maintained exceeds the available federal or other deposit insurance, and Owner hereby assumes all risk of loss with respect to funds except as otherwise specified herein. Owner shall participate, at Owner’s expense, in any fraud detection and prevention program offered by the depository institution at which the Depository Account and the Security Deposit Account are established.

(d)          Manager shall not be responsible for preparing or filing tax returns or related filings for Owner or otherwise with respect to the Project; provided, however, that Manager will cooperate with Owner in gathering data for such filings in accordance with Manager’s duties set forth in this Agreement.

Article 5
ACCOUNTING

5.1           Books and Records. Manager shall keep, or shall supervise and direct the keeping of, a comprehensive system of office records, books and accounts pertaining to the Project. Such accounts shall be maintained using accrual method of accounting in accordance with generally accepted accounting principles (GAAP); provided that Owner may instruct Manager in writing to utilize an accounting method other than GAAP. Such records shall be subject to examination at the office where they are maintained by Owner or its authorized agents, attorneys and accountants at reasonable hours on reasonable advance notice. Manager shall preserve all invoices for a period of four years (or such other period as may be required by applicable law) or until this Agreement terminates and such items are delivered to Owner at Owner’s request and expense. Manager shall comply with the Capitalization and Expense Policy of Bluerock which has been provided.

5.2          Periodic Statements.

(a)          On or before the sixth (6th) business day of the following month, Manager shall electronically deliver, or cause to be electronically delivered, to Owner the reports identified on Exhibit B.

(b)          On or before the sixth (6th) business day of the following month, Manager shall cause to be furnished to Owner such information as reasonably requested in writing by Owner as is necessary for any reporting requirements of any direct or indirect members of Owner or for any reporting requirements of any REIT member (whether a direct or indirect owner) to determine its qualification as a real estate investment trust and its compliance with REIT requirements. Further, Manager shall cooperate in a reasonable manner at the request of Owner and any direct or indirect member of Owner to work in good faith with any designated accountants or auditors of such party or its affiliates so that such party or its affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of such party or any of its affiliates in connection therewith, including for purposes of testing internal controls and procedures of such party or its affiliates.

(c)          Within thirty (30) days after the final Property Close Date of each Fiscal Year, Manager shall deliver, or cause to be delivered, to Owner an income and expense statement showing results of operation of the Project for the Fiscal Year. If requested by Owner, Manager will cooperate with Owner in an audit of such Fiscal Year financial statement by an independent certified public accountant selected and paid for by Owner.

(d)          Owner may request, and Manager shall provide within a commercially reasonable period (not to exceed three (3) business days with respect to readily available reports and ten (10) days with respect to extraordinary (i.e. not readily available) reports) after such request, such additional leasing and management reports that relate to the operations of the Project as are customary for other similar properties. Owner shall be liable for all reasonable and pre-approved costs incurred by Manager in the preparation of any such additional reports and in collecting and analyzing related data.

(e)          Owner may request, and Manager shall provide within a commercially reasonable period after such request, assistance with draw requests, ad hoc reports and special accounting projects at a reasonable cost to be pre-approved by Owner. Manager shall also prepare and provide to Owner such reports and information as reasonably required by Owner to prepare the reports and tax returns required under (i) its limited liability company operating agreement and (ii) the Loan Documents. Such reports and information shall not exceed in scope or frequency the reports and information as Manager routinely provides other owners for which Manager is providing property management services.

(f)          In the event that Owner or Owner’s mortgagee(s) requires an audit, Manager shall cooperate with the auditors in a timely manner to complete the audit engagement. Manager shall cooperate in a reasonable manner at the request of any indirect owner of Owner and shall work in good faith with its designated representatives, accountants or auditors to enable compliance with its public reporting, attestation, certification and other requirements under applicable securities laws and regulations, including for testing internal controls and procedures.

5.3           Expenses. All costs and expenses incurred in connection with the preparation of any statements, Budgets, schedules, computations and other reports required under this Agreement shall be the responsibility of Manager, except as otherwise provided in Section 5.2(d) or this Agreement.

Article 6
GENERAL COVENANTS OF OWNER AND MANAGER

6.1           Owner’s Right of Inspection and Review. Owner and its accountants, attorneys and agents shall have the right to enter upon any part of the Project at any reasonable time during the Term of this Agreement for the purpose of examining or inspecting the Project, but any inspection shall be done with as little disruption to the business of the Project as possible and subject to the terms of any tenant leases and the rights of tenants to limit or prohibit access to space in their possession.

6.2         Indemnifications.

(a)          Owner shall indemnify and hold harmless Manager, each person who holds a direct or indirect ownership interest in Manager, and the respective officers, directors, shareholders, agents, employees, parents, subsidiaries and affiliates of such party and such owners (collectively, “Manager Indemnitees”), and defend the Manager Indemnitees with counsel reasonably satisfactory to Manager, against any and all liabilities, claims, causes of action, losses, demands, judgments, settlements and costs and expenses (including reasonable attorneys’ fees and court costs) (“Claims”) arising out of or in connection with (a) the ownership, maintenance or operation of the Property (including claims made by vendors or suppliers to the Project), or the performance by Manager of its responsibilities under and in accordance with this Agreement or acting under the express or implied directions of Owner, or Manager’s status as the property manager for the Project, (b) Owner’s violation of any applicable federal, state or local law or regulation, (c) any errors, prior actions or inactions taken by Owner and/or Owner’s agents prior to the Effective Date of this Agreement, and (d) any debts, liabilities or payments for which Manager is exculpated pursuant to Section 2.12 of this Agreement; except that this indemnity shall not apply to any matters for which Manager is responsible under an indemnity specifically undertaken by Manager in this Agreement. Owner’s responsibility shall specifically extend to hazardous materials, toxic wastes and similar substances, as well as insects, microorganisms and other substances that could cause property damage or pose a threat to human health, and to costs incurred in connection with any investigation of site conditions or remediation, removal or restoration work because of the presence of any of the same, except to the extent any of the same are knowingly released into the environment by, or Claims otherwise caused, by Manager or Project Employees.

(b)          Manager shall indemnify and hold harmless Owner, each person or entity that holds a direct or indirect ownership interest in Owner, and the respective officers, directors, shareholders, agents, employees, parents, subsidiaries and affiliates of such party and such owners (collectively, “Owner Indemnitees”), and defend Owner Indemnitees with counsel reasonably satisfactory to Owner, against any and all Claims (i) to the extent arising out of third party bodily injury, property damage or financial loss caused by (a) Manager’s gross negligence (as opposed to mere negligence), willful misconduct, intentional wrongdoing, or criminal actions; or (b) material breach of this Agreement, including, without limitation, any failure to comply with the provisions of any loan document to which Manager has received actual notice; or (ii) that are the types of claims typically covered under Manager’s Employment Practices Liability Insurance or Errors and Omissions Liability insurance, or (iii) Hazardous Substances Claims caused by Manager or Project Employees. As a matter of expansion and not limitation, any breach shall be deemed material to the extent that Owner has provided Manager with written notice thereof, and Manager has failed to cure the same within the time period prescribed in Section 7.1 of this Agreement.

(c)          Owner’s obligations under Section 6.2(a) and Manager’s obligations under Section 6.2(b) are excused to the extent that indemnity and defense are provided to Manager and Owner, respectively, by the other party’s insurance; provided that this Section 6.2(c) shall not absolve a party from responsibility for defense for Claims that are within the scope of its indemnity obligations if an insurer (i) does not provide the defense in a manner reasonably satisfactory to the indemnitee or (ii) does not actually pay the Claim.

(d)          A party seeking indemnification under this Section 6.2 shall give the party from whom it seeks indemnification prompt written notice of a claim, shall permit the other party to conduct the defense and settlement of the claim as long as the indemnifying party confirms without reservation that the claim is within the indemnifying party’s indemnification obligations, and shall provide, at the indemnifying party’s sole expense, reasonable cooperation in the defense of the claim; provided that the indemnified party shall have the right to participate in the defense of the claim with counsel of its own choosing and at its own expense. An indemnitor may not settle any Claim against the indemnitee on terms that (i) provide for a criminal sanction or fine against the indemnitee, (ii) admit to criminal liability on the part of the indemnitee, or (iii) provide for injunctive relief against the indemnitee.

(e)          All Owner Indemnitee and Manager Indemnitee parties are third-party beneficiaries of this Agreement to the extent of their indemnity, defense and similar rights under the related provision and may enforce that provision against Owner or Manager, as applicable.

(f)          The indemnity obligations of the parties in this Agreement shall survive expiration or earlier termination of the Term of this Agreement.

6.3         Claims by Owner Against Manager Parties. Owner shall release and save Manager and Manager Indemnitees harmless as to all acts and omissions of said parties relating to the management of the Project or the performance of Manager’s duties hereunder whether caused in whole or in part by the negligence of Manager or Manager Indemnitees but not in the event of said parties’ gross negligence, willful misconduct, intentional wrongdoing, or criminal actions, or as otherwise specifically excluded herein.

Article 7
DEFAULT; TERMINATION RIGHTS; END OF TERM

7.1           Default by Manager. Manager shall be deemed to be in default under this Agreement if Manager commits a material breach of any term or condition of this Agreement and fails to cure such default within fifteen (15) days after written notice thereof by Owner to Manager or, if such default cannot be cured within fifteen (15) days, then within such additional period as shall be reasonably necessary to effect a cure so long as Manager commences efforts to cure within the original fifteen (15) day period, thereafter diligently pursues the cure, and completes that cure within thirty (30) days.

7.2           Remedies of Owner. Upon the occurrence of an event of default by Manager as specified in Section 7.1 of this Agreement, Owner shall have the right to terminate the Term of this Agreement after any applicable notice and cure period. Notwithstanding the foregoing, Owner may terminate this Agreement immediately upon written notice to Manager if (a) Manager commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing; (b) Manager assigns this Agreement or delegate its duties under this Agreement without the consent of Owner; or (c) Manager dissolves or otherwise terminates by merger, consolidation or otherwise without the consent of Owner. Early termination shall not affect Owner’s right to recover from Manager damages that Owner has suffered due to Manager’s default.

7.3           Default by Owner. Owner shall be deemed to be in default under this Agreement if Owner commits a material breach of any term or condition of this Agreement and fails to cure such default within fifteen (15) days after written notice thereof by Manager to Owner or, if such default cannot be cured within fifteen (15) days, then within such additional period as shall be reasonably necessary to effect a cure so long as Owner commences efforts to cure within the original fifteen (15) day period and thereafter diligently pursues the cure. Owner also shall be deemed to be in default hereunder in the event (i) Owner shall fail to pay any amount due Manager hereunder and Owner does not cure such default within five (5) business days after notice thereof, or (ii) Owner shall fail to provide funds for operation of the Project as required by Section 3.3 or Section 4.4 and Owner fails to cure such default within the time periods set forth in those sections.

7.4           Remedies of Manager. Upon the occurrence of an event of default by Owner as specified in Section 7.3 of this Agreement, Manager shall have the right to terminate the Term of this Agreement after any applicable notice and cure period. If Manager terminates the Term due to an event of default by Owner, Owner shall, no later than ten (10) business days after receiving notice of such termination, pay to Manager the Termination Fee. Early termination shall not affect Manager’s right to recover from Owner damages that Manager has suffered due to Owner’s default.

7.5           Sale of Property. If Owner sells or otherwise conveys fee simple title to the Property, Owner or Manager may terminate this Agreement by giving prior written notice to the other party. Owner shall use commercially reasonable efforts to provide Manager at least thirty (30) days’ prior written notice of any such sale or conveyance. If such sale or conveyance occurs before twelve (12) months following the Effective Date and either party elects to terminate this Agreement pursuant to this Section 7.5, Owner shall, no later than ten (10) business days after receiving notice of such termination, pay to Manager the Termination Fee.

7.6           Termination for Convenience. Notwithstanding anything to the contrary in this Agreement, Owner may terminate the Term of this Agreement for any reason, including its convenience or in the event of casualty, by giving Manager thirty (30) days prior written notice of termination and specifying the date of termination in said written notice. Notwithstanding anything to the contrary in this Agreement, Manager may terminate the Term of this Agreement for any reason, including its convenience or in the event of casualty, by giving Owner at least sixty (60) days prior written notice of termination and specifying the date of termination in said written notice. If Owner elects to terminate this Agreement in accordance with this Section 7.6 within twelve (12) months following the Effective Date, Owner shall, no later than ten (10) business days after making such election, pay to Manager the Termination Fee.

7.7           End of Term. After the expiration or earlier termination of the Term of this Agreement, Manager shall deliver to Owner (a) within sixty (60) days thereafter, the Final Accounting with respect to the operations of the Property, (b) within sixty (60) days thereafter, all books and records of Owner then in possession or control of Manager (at Owner’s expense), and (c) within thirty (30) days thereafter, all funds (including tenant security deposits) after deducting therefrom such sums as are then due and owing to Manager hereunder, and (d) within sixty (60) days thereafter, any plans and specifications pertaining to the Project then in the possession of Manager. Manager will reasonably cooperate in the transition of financial and accounting information to the Project’s new management company. Immediately upon the effective termination of this Agreement, Manager shall turn over all keys or combinations to any locks on the Property, then in possession of Manager. In the event any action or inaction by Owner delays Manager’s delivery of said items, Manager shall have one additional day to deliver said items for each day of delay caused by Owner. Manager shall have the right to retain and remove from the Project all of its operational manuals, business records (which are not records of the Project) and any equipment owned by Manager.

7.8           Authority Ceases on Termination. Upon termination of this Agreement for any reason, Manager’s authority under this Agreement shall immediately cease and Manager shall have no further right to act for Owner or to draw funds from the Depository Account except to the extent permitted in Section 7.7 above.

Article 8

INSURANCE

8.1          Owner’s Insurance.

(a)          During the Term of this Agreement, Owner, at Owner’s expense, shall carry and maintain commercial general liability insurance on an “occurrence” basis, naming Manager as an additional insured, with limits of not less than $3,000,000 per occurrence and in the aggregate, per location, covering bodily injury, property damage and personal injury (the “Owner’s Liability Insurance”). The carrier for the Owner’s Liability Insurance shall have an A.M. Best Rating of A-/VII or higher. Owner’s Liability Insurance shall include coverage for losses arising from the ownership, management and operation of the Property and shall be written or endorsed to apply primary and non-contributory to insurance maintained by Manager under Section 8.2(a) below. If Owner’s Liability Insurance has a deductible, or similar clause, Owner shall be responsible for paying any losses that are not covered by Owner’s Liability Insurance because of said deductible or similar clause. Owner shall provide to Manager a written certificate from the carrier reflecting that Owner’s Liability Insurance is effective in accordance with this Section 8.1 and that Owner’s Liability Insurance will not be canceled or modified without thirty (30) days prior written notice to Manager. Owner shall have its insurance carrier accept these coverage requirements by endorsement to its policy.

(b)          Owner shall cause to be placed and kept in force fire and extended coverage insurance and such other property and casualty insurance as Owner may elect, at Owner’s expense. The provisions of Section 8.3 shall specifically extend to such coverage. Owner shall furnish to Manager the appropriate endorsement and certificate of insurance with respect to any such insurance.

(c)          Manager shall promptly report to Owner, as soon as is reasonably practicable after Manager becomes actually aware of the same, all accidents and incidents occurring on or about the Property and any insured damage or destruction to the Property. Manager shall not be responsible for processing or settlement of claims, but Manager shall reasonably assist Owner with processing said claims upon Owner’s request.

(d)          Manager recommends to Owner that resident liability insurance be required of each tenant at the Project, at the tenant’s cost, unless such a requirement is in violation of any applicable law or regulation. If, at the direction of the Owner, Manager implements a renter’s insurance program at the Project whether it is a limited liability, or limited liability and personal contents coverage policy, any such policy held by the resident shall not remove, replace, reduce, or in any way modify the parties’ indemnification obligations herein or the requirements of Owner or Manager to provide insurance and indemnification in accordance with this Agreement. Manager agrees to use commercially reasonable efforts to insure compliance on the part of Project residents with any such programs. Manager assumes no responsibility, liability or reduction in payment of its Base Management Fee as a result of any expense incurred by Owner, including but not limited to payment by Owner of any insurance deductible amount, caused by the failure of a resident to have renter’s insurance in place. This exclusion of liability on Manager’s part applies whether the resident failed to procure renter’s insurance at the time of initial lease signing, at the time the resident’s renter’s insurance policy came up for renewal, or at any other time.

(e)          Owner acknowledges that Manager is not an expert or consultant regarding insurance coverage and requirements; accordingly, Owner assumes all risks with respect to the adequacy of insurance coverage.

8.2           Manager’s Insurance. Manager shall obtain and maintain the following insurance (the specifications for which may be changed from time to time by Owner) necessary to protect the interest of Owner as it relates to Manager's operations hereunder, at Manager's sole cost and expense, from authorized insurance companies approved by Owner rated by Best's Rating at A IX or higher. Manager shall not begin performing services hereunder until original certificates of insurance showing evidence of the coverages outlined below have been furnished to and approved by Owner.

(a)          During the Term of this Agreement, Manager, at Manager’s expense, shall carry and maintain commercial general liability insurance for the benefit of Manager (with blanket contractual liability coverage) on an “occurrence” basis, naming Owner as an additional insured, with limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, per location and an umbrella or excess liability policy with limits of not less than $5,000,000 (collectively, the “Manager’s Liability Insurance”) and shall be written or endorsed to include Owner as an additional insured and shall be excess and contingent to Owner’s insurance required under Section 8.1(a) above, except to the extent a Claim is subject to an indemnification obligation specifically undertaken by Manager in this Agreement, in which case Manager’s Liability Insurance shall be deemed primary. Manager shall continue to name Owner as an additional insured for a period of three years following the termination of the Agreement. The carrier for the Manager’s Liability Insurance shall have an A.M. Best Rating of A IX or higher. Manager shall provide to Owner an original certificate from the carrier reflecting that Manager’s Liability Insurance is effective in accordance with this Section 8.2 and that Manager’s Liability Insurance will not be canceled or modified without thirty (30) days prior written notice to Owner. Manager shall provide Owner with an original certificate of insurance at least ten days prior to the expiration thereof, but in any event prior to each renewal date, including during the three-year period referenced above. Manager’s policy shall not include a Limitation of Coverage Real Estate Operations (CG 22 60 07 98) endorsement, Real Estate Property Managed Endorsement (CG 22 70 11 85) or similar endorsements excluding coverage for bodily injury, property damage or personal and advertising injury. If Manager utilizes the services of an employee leasing company, then it’s general liability policy must include ISO endorsement CG 04 24 10 93 Coverage for Injury to Leased Workers. Must include separation of insureds clause.

(b)          Manager shall carry and maintain the crime and dishonesty insurance described in Section 4.6(a) of this Agreement. Additionally, Manager shall maintain, at its sole cost and expense, professional liability or errors and omissions liability insurance with limits of not less than $1,000,000 per occurrence, $2,000,000 aggregate. If coverage is on a claims-made basis, the retroactive date must be a date that is not later than the date on which Manager began performing services on behalf of Owner. Coverage shall be maintained for a period of three years after the termination of services. Manager shall provide Owner with an original certificate of insurance on or before each renewal date during this three-year time period. The policy shall include a separation of insureds clause.

(c)          Manager shall cause to be placed and kept in force workers’ compensation and employers’ liability insurance in compliance with all applicable federal, state and local laws and regulations covering all Project Employees of Manager. Employers’ liability limits of $1,000,000. In the event the principal has waived coverage for himself/herself, it is hereby agreed by all parties that the principal may not perform any work under this contract. Manager shall process all workers’ compensation claims and shall manage all such claims in its sole discretion. Owner shall reimburse Manager for the expense of such insurance on the basis of Manager’s current workers’ compensation rates and the payroll of the Project. Owner’s reimbursement obligation shall extend to any increase to expense derived from subsequent audits, and if any subsequent audit results in an increase in Manager’s workers’ compensation costs, Owner shall reimburse Manager for the increased amount.

(d)          Owner acknowledges that Manager and its affiliates maintain certain insurance programs on an enterprise basis, such as health insurance and workers’ compensation insurance, for the benefit of all of its employees, including Project Employees. Manager will include the costs of such employee insurance programs as line item expenses in the Budget, and upon approval of the Budget, Owner will be deemed to have expressly approved such allocated insurance expenses.

(e)          Manager, at its sole expense (which is not reimbursable) shall carry and maintain business auto liability insurance covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident. If the Manager utilizes the services of an employee leasing company then its Commercial Auto Liability policy must include ISO endorsement CA 23 25 07 97 Coverage for Injury to Leased Workers. Owner shall be named as additional insured.

(f)          Employment Practices Liability insurance with limits of $2,000,000 per occurrence/aggregate, including third party coverage for sexual harassment, discrimination and other coverable employment-related torts.

8.3          Waiver of Subrogation; Insurance As First Source of Recovery.

(a)          Each property insurance policy maintained by Owner or Manager with respect to the Property (including any property and casualty insurance maintained by Owner) shall, where applicable, contain a waiver of subrogation and similar rights, so that the insurer shall have no claim over or against Owner or Manager or their Indemnitees, as the case may be, by way of subrogation or otherwise, with respect to any claims that are insured under such policy. Owner or Manager, as the case may be, shall notify the other party if any insurance carrier does not agree to waive subrogation rights in any insurance policy required by this Agreement.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, Manager waives any and all rights of recovery, claims, actions or causes of action against Owner and Owner Indemnitees, and Owner hereby waives any and all rights of recovery, claims, actions or causes of action against Manager and Manager Indemnitees, for any and all liabilities, claims, causes of action, losses, demands, judgments, settlements and costs and expenses (including reasonable attorneys’ fees and court costs) for damage to or loss of property to the extent the same are covered or would have been covered by the insurance coverage required to be maintained by this Agreement. The releases in this paragraph will apply even if the liability, claim, cause of action, loss, demand, judgment, settlement, cost or expense is caused in whole or in part by the negligence or strict liability of the released party, but will not apply to the extent the damage or loss is caused by the gross negligence or willful misconduct of the released party. For purposes of this Section 8.3(b), any deductible amount under any insurance policy shall be deemed to be included as part of collectible insurance proceeds.

8.4           Environmental Indemnification. Owner agrees to defend, indemnify, and hold harmless Manager and Manager's partners, directors, shareholders, officers, and agents, against and from any and all actions, administrative proceedings, causes of action, charges, claims, commissions, costs, damages, decrees, demands, duties, expenses, fees, fines, judgments, liabilities, losses, obligations, orders, penalties, recourses, remedies, responsibilities, rights, suits, and undertakings of every nature and kind whatsoever, including, but not limited to, attorneys' fees and litigation expenses, from the presence of Hazardous Substances (as defined below) on, under or about the Project. Without limiting the generality of the foregoing, the indemnification provided by this paragraph shall specifically cover costs incurred in connection with any investigation of site conditions or any remediation, removal or restoration work required by any federal, state or local governmental agency because of the presence of Hazardous Substances in, on, under or about the Property, except to the extent that the Hazardous Substances are present as a result of gross negligence, criminal activity, or any willful misconduct of Manager or its employees. For purposes of this Agreement, "Hazardous Substances" shall mean all substances defined as hazardous materials, hazardous wastes, hazardous substances, or extremely hazardous waste under any federal, state or local law or regulation. Nothing herein shall exonerate Manager from liability for any Hazardous Substances Claims caused by Manager or Property Employees.

Article 9
MISCELLANEOUS PROVISIONS

9.1           Owner Representative. Owner shall designate one person as Owner’s representative in all dealings with Manager, who shall, until further notice, be the person executing this Agreement on behalf of Owner. The person so acting as Owner’s representative from time to time shall have full authority to bind Owner, and Manager may rely on any directive of such person without further authorization or inquiry.

9.2           Owner Representations. Owner assumes all liability as to the quality and construction of the Property. Owner further represents and warrants that, to its actual knowledge, as of the Effective Date, the Property is in compliance with all applicable federal, state and local laws, rules, regulations, guidelines and ordinances, including but not limited to, the Americans with Disabilities Act, the Federal Fair Housing Act, the Federal 1990 Clean Air Act, all other state and local accessibility requirements, and the applicable building code affecting the Property.

9.3           Confidentiality; Non-Solicitation. Each party hereby agrees to protect the financial and other confidential and/or proprietary information provided by the other party from any use, distribution or disclosure except as permitted herein. Each party shall use the same standard of care to protect said information as is used to protect its own confidential and proprietary information, but under no circumstance shall either party use less than a reasonable standard of care. The parties shall consult with each other in preparing any press release, public announcement, statement to the press, or other form of release of information to the news media or the public that is related to this Agreement or the relationship of the parties hereto (a “Press Release”); provided, however, that the foregoing shall not (a) restrict Manager from carrying out its duties in accordance with the terms of this Agreement, or (b) apply to any general listing of Manager’s represented clients. During the term of this Agreement, Owner shall not solicit any employee of Manager for employment, and for an additional one (1) year period following the termination or expiration of this Agreement, Owner shall not solicit or hire any Regional Manager which was assigned to the Project during the Term of this Agreement.

9.4           Notice. Any notice or communication hereunder must be in writing and will be deemed to be delivered, whether or not received, (i) when delivered by receipted delivery by an independent, reputable courier service, (ii) three (3) business days after deposited with the United States Postal Service, postage prepaid, certified or registered mail, with return receipt requested, addressed to the parties as listed on the signature page to this Agreement (or at such other address as the applicable party shall have specified by notice given in accordance with this provision), or (iii) when delivered by confirmed facsimile to the number listed on the signature page to this Agreement.

9.5           Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to a person or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each term, covenant or condition of this Agreement shall be enforced to the fullest extent permitted by law.

9.6           No Joint Venture or Partnership. Notwithstanding anything to the contrary in this Agreement, Owner and Manager hereby agree that nothing contained herein shall be construed as making Manager and Owner joint venturers or partners. Neither Manager nor Project Employees shall be deemed to be employees of Owner.

9.7           Integration Clause. This Agreement embodies the entire agreement and understanding between Owner and Manager with respect to its subject matter and supersedes all prior agreements and understandings, written and oral, between Owner and Manager related to that subject matter.

9.8           Force Majeure. Any delay in the performance of Manager’s obligations pursuant to the terms of this Agreement shall be excused to the extent such delay is caused by war, national emergency, natural disaster, strike, labor disputes, utility failures, governmental regulations, riots, adverse weather, and other similar causes not within Manager’s reasonable control, and any time periods required for Manager’s performance thereof shall be extended accordingly.

9.9           Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Florida without giving effect to the principles of conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Manager represents that it has qualified to do business in the State of Florida in connection with all actions based on or arising out of this Agreement. Venue for any action brought to enforce this Agreement or collect any sum due under this Agreement shall be in any court of applicable jurisdiction in the county where the Project is located.

9.10         LIMITATION OF DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER OWNER NOR MANAGER SHALL BE LIABLE UNDER ANY CIRCUMSTANCES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING LOST REVENUES AND PROFITS AND DAMAGES, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES. IN NO EVENT SHALL MANAGER BE LIABLE FOR DAMAGES IN EXCESS OF THE BASE MANAGEMENT FEES PAID BY OWNER DURING THE 24 MONTH PERIOD PRIOR TO THE DATE SAID DAMAGES ARE INCURRED, plus (b) ALL AVAILABLE INSURANCE PROCEEDS. Manager acknowledges and agrees that the members, officers, directors, employees, and trustees of Owner shall have no personal liability for the payment or performance of any obligations under this Agreement. Notwithstanding anything to the contrary contained herein, if Manager shall recover any judgment against Owner in connection with this Agreement, Manager shall look solely to Owner’s interest in the Project for the collection or enforcement of any such judgment, and no other assets of Owner or such other persons and entities shall be subject to levy, execution or other process for the satisfaction or enforcement of such judgment, and neither Owner nor any person or entity having an interest, directly or indirectly, in Owner shall be liable for any deficiency.

9.11         Modification and Waiver. This Agreement and the obligations of the parties under this Agreement may be amended, supplemented, waived and discharged only by an instrument in writing executed by the party against which enforcement of the amendment, addendum, waiver or discharge is sought.

9.12         Approvals and Consents. Neither Owner nor Manager shall unreasonably withhold or delay any approval or consent contemplated by this Agreement.

9.13         Prohibition on Assignment. Neither Owner nor Manager may assign this Agreement to any person or entity without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of Manager and Owner and their respective successors and assigns.

9.14         Related Entities. Owner may elect to contract with entities in which Manager has a financial interest or other affiliation, including Greystar Management Services, LP. Any relationship Owner may enter into with a related entity is that of an independent contractor and does not constitute an agency relationship between Owner and the related entity. The Greystar-related business entities are for-profit enterprises which may receive compensation, incentives, commissions and coordination fees from third parties in connection with services offered.

9.15         Time is of the Essence. Time is of the essence in this Agreement.

9.16         Attorney’s Fees. If either of the parties shall institute any action or proceeding against the other party relating to this Agreement, the non-prevailing party in such action or proceeding shall reimburse the prevailing party for its disbursements incurred in connection therewith and for its reasonable attorneys’ fees actually incurred.

9.17         Subordination. This Agreement shall be subject and subordinate to any financing or refinancing by debt, sale and leaseback or any other form of financing, relating to the Project and any deed of trust, mortgage or other instrument securing any financing now or hereafter constituting a lien upon the Project or any part hereof, including without limitation, the Loan Documents. The subordination provided in this Section shall by self-operative and shall not require any further instrument or document. However, upon the request of Owner, Manager shall promptly execute, acknowledge and deliver to the holder of such financing or refinancing an instrument in form and substance satisfactory to Owner and such holder confirming such subordination and containing such other provisions as Owner or such holder shall reasonably request. Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, it is understood and agreed that, in the event of a sale pursuant to or in lieu of foreclosure of, any deed of trust, mortgage or other instrument to which this Agreement is subordinated pursuant to this Section, the purchaser or other transferee of the Project shall have no obligation to pay or perform any of Owner’s obligations hereunder and the Project shall not be subject to any lien or other encumbrance for such obligation.

[Signature Page Follows]

This Agreement is hereby executed by the parties hereto on the dates set forth below.

ADDRESS:	OWNER:

Bluerock Real Estate 712 Fifth Avenue, 9th Floor	BR HENDERSON BEACH, LLC, a Delaware limited liability company
New York, NY 10019
Attn: Michael Konig	By:	/s/ Jordan Ruddy
Fascimile: 646.278.4220	Name:	Jordan Ruddy
	Title:	Authorized Signatory

	Date:	March 4, 2016

ADDRESS:	MANAGER:

4030 Boy Scout Blvd. Suite 800	GREP Southeast, LLC, a Delaware limited liability corporation
Tampa, FL 33607
Facsimile: 813.887.3343	By:	/s/ Gary T. Crane
	Name:	Gary T. Crane
With a copy of notices of default	Title:	President
or termination to:

Greystar Management Services, L.P.
Attn: Managing Director, Legal Services
600 E. Las Colinas Blvd., Suite 2100	Date: March 4, 2016
Irving, Texas 75039
Facsimile: 214.723.7535

Signature Page

Exhibit A

Additional Compensation

1.	The expense reimbursements referenced in this Agreement including the following for the initial term:

Education, Support, & Marketing	Property Management Software		Technology	Other Costs
Monthly	One-Time Setup	Monthly	Monthly	Office Supplies, Copies, Faxes, Postage
$390	$1000	$425	$160	$.33/unit/month

Greystar’s Technology Services Fee includes an array of products and services that are essential to the operation of the community. Note that the package requires the license of MS Office 2007 for all PCs.

1.	Web-Based e-mail accounts for all property office staff members
2.	Virus protection, Internet filtering, Firewall and Spyware protection for each property PC
3.	Centralized, managed data storage of property files
4.	Access to reports stored on Owner Portal via the Internet
5.	Phone support for technical issues
6.	Use of RealBridge budget model

Exhibit B

Monthly Reports

1.	Balance Sheet, including monthly comparison and comparison to quarter and year end (if applicable).
2.	Detailed Income Statement, including prior 12 months, compared to current year budget for same period.
3.	Trial Balance that includes mapping of the accounts to the financial statements.
4.	Account reconciliations for each balance sheet account within the trial balance.
5.	Detailed support for each account reconciliation including, but not limited to, the following:
a.	Detail Accounts Payable Aging Listing: 0-30 days, 31-60 days, 61-90 days and over 90 days.
b.	Detail Accounts Receivable/Delinquency Aging Report: 0-30 days, 31-60 days, 61-90 days, over 90 days and prepayments.
c.	Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets. Purchases will be accounted for using the capitalization policy of Bluerock Real Estate, LLC.
6.	Security Deposit Activity
7.	Mortgage Statement
8.	Monthly Management Fee Calculation
9.	Monthly Distribution Calculation
10.	General Ledger, with description and balance detail
11.	Monthly Check Register including copies of all checks disbursed and copies of cancelled checks.
12.	Rent Roll
13.	Monthly Reporting and evidence of withdrawal, if any, of the Minimum Funding Requirement and Payroll Reserve, and any other operating reserve accounts and capital expense reserve accounts, including, but not limited to, any calculations evidencing shortfalls payable thereunder.
14.	Variance Report, including the following:
a.	Cap Ex Summary and Commentary
b.	Monthly Income/Expense Variance with notes
c.	Yearly Income/Expense Variance with notes
d.	Occupancy Commentary
e.	Market/Competition Commentary
f.	Rent Movement/Concessions Commentary
g.	Crime Commentary
h.	Staffing Commentary
i.	Operating Summary, with leasing and traffic reporting
j.	Other reasonable reporting, as requested (e.g. Renovation/Rehab report)
15.	Budget Comparison(1), including month-to-date and year-to-date variances with narrative for any large fluctuations compared to Budget.
16.	Market Survey, including property comparison, trends, and concessions.